Exhibit 10.3

SFX ENTERTAINMENT INC.

430 Park Avenue

6th Floor

New York, NY  10022

October 18, 2012

Dear Bob,

We are delighted to confirm to you that we are offering you the position of Executive Chairman of the Board of Directors and Chief Executive Officer of SFX Entertainment Inc. (the “Company”), subject to the terms and conditions set forth herein. Assuming you accept our offer, you will become an employee of the Company commencing with the start date stated in Section 1 hereof.  The terms and conditions of your employment with the Company are set forth in this letter agreement (this “Agreement”).

1.                                      Start Date and Term.

(a)                                 Your start date (“Start Date”) will be as of October 18, 2012.

(b)                                 The term of your employment shall continue for a period of five (5) years from your start date (the “Term”).

2.                                      Duties.  You shall have executive duties, functions, authority and responsibilities commensurate with the offices that you hold with the Company in a company that is public, subject, in accordance with applicable law, to the supervision and direction of the Board.  Your service as a member of the Board and the Executive Chairman of the Board shall be subject to the removal and the reelection provisions of the Company’s Certificate of Incorporation and By-Laws applicable to all members of the Board as in effect during the Term.

(a)                                 In addition to the foregoing, your duties shall specifically include: (a) directing the Company to get financing; (b) participating and deciding on the selection of financial institutions; (c) structuring alternative financial transactions; (d) negotiating the terms of financing, and, as is necessary and practically feasible, providing financial support for financing until the Company is public.  While these duties are part of the services to be provided under this Agreement, they may be compensated through bonus payments or other compensation under subparagraphs 3(b), 3(c), and/or 3(d) of this Agreement.

(b)                                 You shall devote your time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you; provided, however, that you may pursue professional endeavors within your areas of expertise and experience to the extent that any such endeavors do not otherwise violate the terms of this Agreement, including, without limitation, any non-competition or non-solicitation provisions contained herein, or otherwise interfere with or impinge upon the performance of your duties as set forth in this Agreement.  You agree that these professional endeavors shall be subject to the review and approval of the

Board (based on the criteria of competitiveness and time commitment), so long as the Board’s discretion is not applied unreasonably.

(c)                                  The Company agrees that during the term:

(i)                                     You may continue or commence service as a director and officer (or in a similar capacity) on the governing body of other business entities whose business is not competitive with that of the Company or any of its subsidiaries;

(ii)                                  You may devote a portion of our business time to personal investments and outside business commitments, provided, however that (1) such activities do not conflict with the business of the Company; (2) such activities do not interfere, directly or indirectly, with your performance of the obligations under this agreement; and (3) such activities do not result in a breach by the Company of any non-competition or any other similar type of agreement to which the Company may be a party.

(d)                                 No provision of this Agreement shall be construed to prohibit your (i) acquisition, ownership, or trading, including without limitation your indirect ownership, of less than five percent (5%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause shall not apply to (1) your ownership of any such securities through an open-end mutual fund; (2) your ownership of any such securities in Viggle Inc. and/or Circle Entertainment (or any respective successor thereto through acquisition, merger or otherwise); or (3) your ownership of securities that precede the effective date of this Agreement if, but only if, the issuer of the securities is not a competitor of the Company; or (b) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Company of any of its subsidiaries.  The Company additionally agrees that nothing in this Agreement shall operate to prohibit your acceptance of a testamentary gift, bequest, or its equivalent, nor your retention of any such gift, bequest or its equivalent following its delivery, so long as you retain the interest(s) solely for investment purposes.

(e)                                  Notwithstanding anything contained in this Agreement, the Company acknowledges and agrees that you shall be entitled to continue to participate in the investments and activities set forth in Schedule A attached hereto.  In connection therewith, you agree to provide, when requested by the Company, a reasonable estimate of the allocation of your time spent in furtherance of your activities specified in Schedule A to allow for an accurate accounting of costs attributable thereto.

(f)                                   You may be required to perform your duties at the Company’s headquarters in New York City (or wherever else located hereafter) and be expected to travel from time to time.  In addition, you may perform your services from Long Island, New York, provided, that there is no additional cost to the Company beyond those that would otherwise be reimbursed pursuant to Section 4 hereof.

(g)                                  This will acknowledge that you currently serve as Executive Chairman of the Board and Chief Executive Officer of Viggle Inc., a company of which you are a principal and will continue to serve in such capacity as long as you deem it appropriate, and devote such time and function in such capacity as you deem necessary to perform the services required.

3.                                      Compensation.

(a)                                 Base Salary.  In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of $1.00 (“Base Salary”), payable on January 1 of each year of the Term, in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. As an exempt employee, you will not be eligible for overtime pay.

(b)                                 Discretionary Bonuses.  During the Term, you will also be eligible to participate in any annual incentive compensation plan, program and/or arrangements as established by the Board or its Compensation Committee, from time to time.  During the Term, for each calendar year, you may have a target bonus opportunity under such plan, program and/or arrangement in an amount to be established by the Board or its Compensation Committee, whichever applicable, for such calendar year, which, in each case, will be based on the satisfaction of performance criteria to be established by the Board or its Compensation Committee, as applicable, each calendar year during the Term.  Payment of any bonuses to you will be made by the Company not later than March 31 of the calendar year immediately following the calendar year in which such bonus was earned and will be payable, in the Company’s discretion, in either cash, stock or both.  Unless expressly and specifically agreed to in writing, no bonus compensation will be deemed earned, paid or awarded unless you are in the continuous employment of the Company through the last day of the calendar year in which such bonus corresponds; however, any earned or accrued bonuses will be payable upon the date of early termination or expiration of this Agreement.

(c)                                  Option Grants:  Subject to approval by the Company’s Compensation Committee, which is anticipated to occur no later than ninety (90) days after the Start Date, you shall receive an initial grant of 2,500,000 stock options at a strike price of $2.00 per share.

(i)                                     These awards are part of our Company-wide stock option plan.  Company-wide consideration of additional options (including any annual option grants) will be done annually and you will be considered for additional awards as part of that process.  All additional awards, and the terms and conditions thereof, are made at the sole discretion of the Company and its Compensation Committee.

(ii)                                  Twenty Percent (20%) of the grant will vest and become exercisable upon signing this Agreement, and 20% annually in arrears on December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016.

(d)                                 Additional Grants:  You shall also be entitled to qualify for additional equity or option grants each year.

4.                                      Benefits.

(a)                                 Subject to the eligibility requirements and other terms and conditions of the respective plan documents and the specific provision of this Agreement, you may be entitled to participate in benefits offered by the Company for similarly situated employees of the Company, as may be in effect or modified from time to time.  You shall be entitled to six (6) weeks of vacation time per calendar year (such vacation days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon.  You additionally shall be entitled to remain away from work for as many or as few days as required by you due to your bona fide illness, subject to the provisions of Section 5 of this Agreement. You will be entitled to reimbursement of travel and other business expenses in accordance with the Company’s guidelines commensurate with your level of responsibility, provided that notwithstanding the foregoing, you shall be entitled to (a) charter a private flight when you travel; (b) to hotel accommodations while outside New York on business at a full-service hotel offering a hotel suite with sufficient space, furnishings, and technological facilities and appointments for your comfortable and productive work in the room; and (c) private car service when required to travel in connection with the Company’s business, attend business meetings, or work or attend functions outside of normal business hours or on weekends or holidays.  The Company shall provide you with a full-time car and driver.  In addition, the Company shall provide you with full-time protection services upon your request.  You acknowledge that the Company may, but is not obligated to, retain a consultant to recommend a Company-wide security plan and that the protection services to be provided to you hereunder would be provided subject to the terms and conditions of such plan, as so adopted and in effect from time to time during the Term.

(b)                                 Perquisites:  To the extent that there are fringe benefits, perquisites, or other amounts that the Executive may use during the year, the Employer may be required to report the foregoing as compensation and issue a Form W-2 to the Executive.

5.                                      Severance.

(a)                                 In the event your employment with the Company is completely terminated either (i) on account of your death or Disability (as defined in Section 5(f) below), (ii) by the Company without Cause (as defined in Section 5(c) below), or (iii) by you due to Constructive Termination without Cause (as defined in Section 5(d) below), or (iv) in the event of a Change of Control (as defined in Section 5(e) below):

(1)                                 You shall receive the Termination Payments (as defined in Section 5(b) below);

(2)                                 You shall also be paid a lump sum of Five Million Dollars ($5,000,000.00) by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following such termination date (the “Post Termination Salary Payment”);

(3)                                 You shall also be paid a pro-rated annual bonus, in a lump sum by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following such termination date, in an amount based on the prior year’s bonus, if any; and

(4)                                 Any stock options granted shall vest as follows:

(A)                               If termination is by the Company without Cause or by you for Constructive Termination without Cause or due to your Death or Disability, or the Company elects not to renew your employment at the end of the Term, or if there is a Change of Control (as hereinafter defined) (1) in the case of such a termination, all unvested stock options and/or restricted stock granted to you shall vest and (2) in the case of an election by the Company not to renew your employment, all unvested stock options and/or restricted stock granted to you shall vest; or

(B)                               If termination is due to Cause or by you not as a result of Constructive Termination without Cause, then you shall only be permitted to retain those stock options and/or restricted shares which have vested as of the date of termination.

(b)                                 In the event you voluntarily terminate your employment for any reason or your employment is terminated by the Company for Cause (as defined in Section 5(c) below), you shall be paid, as soon as practicable but no later than sixty (60) days following such termination, (i) all earned but unpaid Base Salary through the date of termination; (ii) any previously awarded and unpaid bonus; and (iii) all unpaid reimbursable expenses incurred by you through the date of termination (the “Termination Payments”).  Your voluntary termination of employment shall be effective upon reasonable advance written notice to the Company.  In the event your employment is terminated for Cause, you shall have no further obligation or liability to the Company in connection with the performance of this agreement (except the continuing obligations specified in Sections 7, 8 and 10 of this Agreement).

(c)                                  For the purposes of this Agreement, “Cause” shall mean that you have:

(i)                                     falsified or omitted information as required by Section 11 of this Agreement

(ii)                                  committed an act which, as set forth in any employment handbook promulgated by the Company and as in effect from time to time, may lead to termination of employment, subject to a five (5) day cure period following the Company’s written notice of such act to the extent such act is curable;

(iii)                               engaged in any intentional act of fraud against the Company;

(iv)                              engaged in willful malfeasance or gross negligence in the performance of this Agreement or in your capacity as an employee of the Company;

(v)                                 refused to perform the duties required or requested consistent with your obligations under this Agreement and under law;

(vi)                              been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vii)                           materially breached this Agreement, subject to a five (5) day cure period following the Company’s written notice of such breach to the extent such breach is curable;

(viii)                        engaged in any act which could reasonably be expected to (i) bring the Company into public disrepute, (ii) injure the Company’s customer or vendor relations or business prospects or (iii) cause a decline in the price of any publicly traded securities of the Company; or

(ix)                              engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

For purposes of this Section 5(c), no act, or failure to act, by you shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Company.

(d)                                 For purposes of this Agreement, “Constructive Termination without Cause” means the termination of your employment at your initiative after, without your prior written consent, one or more of the following events:

(i)                                     requiring you to report to any person other than directly and exclusively to the Board; any material diminution in the your authority, duties or responsibilities;

(ii)                                  any material diminution in your authority, duties or responsibilities as Executive Vice President;

(iii)                               a material breach by the Company of this Agreement;

(iv)                              a material reduction in the Base Salary (unless such reduction is part of an overall and nondiscriminatory reduction by the Company to the base salaries of all similarly situated employees of the Company and such reduction is proportional in amount to the reductions suffered by all of such other employees), or the uncured failure by the Company to fulfill its obligations under this Agreement within thirty (30) days after written notice thereof from you to the Company; or

(v)                                 relocating your principal place of work outside of the Tri-State New York Metropolitan area.

For purposes of this Agreement, Constructive Termination without Cause shall not be deemed to exist unless the termination of your employment for Constructive Termination without Cause occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) through (iv) above, you provide the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(e)                                  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     any “person” (as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (1) if the Principal or a Related Party of his (a “Principal Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (2) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Principal Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(iii)                               implementation of any plan for the liquidation or dissolution of the Company;

(iv)                              there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(v)                                 during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

(vi)                              For purposes of this Section 5, “Principal” means Robert F.X. Sillerman; and “Related Party” means, with respect to the principal, (i) any spouse or immediate family member of the Principal, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a fifty-one percent (51%) or more controlling interest of which consist of the Principal and/or such other persons referred to in the immediately preceding clause (i); or (iii) the trustees of any trust referred to in the immediately preceding clause (ii).

(f)                                   For the purposes of this Agreement, “Disability” shall mean your inability, or failure, to perform the essential functions of your position, with or without reasonable accommodation, for any period of six (6) consecutive months or more, by reason of any medically determinable physical or mental impairment.  If during the Term and after the date  upon which you became Disabled, you shall no longer be Disabled, the Company, by action of the Board, shall have the right (exercisable within sixty (60) days after notice from you of such recovery), but not the obligation, to restore you to employment, full compensation, and your full level of duties, functions, authority and responsibilities hereunder.

(g)                                  The Company will provide the following post-termination health and dental benefits under the circumstances outlined below:

(i)                                     The Company agrees that in the event of the your death during the Term, the Company will pay to your estate the following, which shall be distributed in accordance with your will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of your estate, the full costs relating to the continuation of any group health and dental plan provided through the company in which you participated at the time of your death, and through which coverage was provided to any of your dependent(s) at the date of your death, for a period of twelve (12) months following your death, without regard to the availability or expiration of any continuation option or feature provided by the plan(s), or as otherwise provided to a lesser extent by applicable law at the time of your death.

(ii)                                  In the event the Company terminates your employment without Cause (other than due to Disability or death), or there is a Constructive Termination without Cause, or in the event of a Change of Control, a continuation of the health and dental benefits provided to you and your covered dependents under the Company’s health and dental plans as in effect from time to time (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Company may provide you with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to you) for a period of twelve (12) months following such termination, with no additional cost or charge payable by you.

(h)                                 Notwithstanding the foregoing, if at the time of your Separation from Service (as defined in Treasury Regulation 1.409A-1(h)) you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, you shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Company would otherwise have been required to provide under this Section 5 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, you shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

(i)                                     The Company may provide (in its sole discretion) that you may continue to participate in any benefits delayed, provided that you shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section 5 hereof, the Company shall reimburse you the Company’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon the termination of your employment.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(j)                                    General Release.  Notwithstanding any other provision of this Agreement, no benefits or amounts shall be payable under this Section 5 unless you execute and deliver a general release of claims in a form and manner reasonably satisfactory to the Company and to you including, but not limited to, a release of any and all claims arising out of this Agreement and your employment relationship with the Company, and such release has become irrevocable pursuant to its terms or applicable law (it being understood, however, that in no event will such release expand any of the post-termination restrictions and covenants referred to in Section 9).  A form of the Company release is attached hereto as Schedule A. You shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days (or such longer period which is provided by law for review and revocation) following the date your employment with the Company is terminated.

(k)                                 No Mitigation or Offset.  At any termination of your employment, you shall have no obligation to seek other employment. Except as otherwise provided herein, there shall be no offset against amounts due to you under this Agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with you. However, the Company may offset (at any time before the date that is two and one-half months after the end of the calendar year in which your employment terminates) any amounts owed by you to the Company or any of its subsidiaries or affiliates against amounts due to you under this agreement. Notwithstanding any other provisions of this agreement or any other agreement to which the Company and you are parties to the contrary, in no event shall any payment under this agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6.                                      Compliance with Policies and Procedures.  You agree to be bound by and to comply fully with all of the Company’s policies and procedures for employees.

7.                                      Confidentiality.

(a)                                 You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the “Confidential Information”) of the Company.  You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this Agreement, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information if required by law, including pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt written notice of such court or similar order so that the Company may seek an appropriate protective order; provided, further, however, that if, absent the entry of a protective order or the receipt of a waiver under this agreement, you are, in the opinion of the Company’s counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), you may disclose such information to the persons and to the extent required without liability under this Agreement. In such event, you shall give the Company written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and you shall exercise reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed. You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company’s business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 7(a) the Company shall be entitled to the entry of an injunction or other equitable relief against you without posting a bond, proof of damages or proof of an inadequate remedy at law and you shall not object to such injunction or equitable relief for any reason. This remedy shall be in addition to any other remedies available to the Company.

(b)                                 You agree not to disclose the terms of this Agreement to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by applicable law.

(c)                                  Your duties may require that you enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the your entry into such an agreement(s) personally and on behalf of the Company. In any such event, you agree to engage in reasonable efforts to perform any such agreement.

(d)                                 During the Term, the Company may adopt or implement additional Confidential Information policies, procedures, or requirements in connection with the Company’s business, and any such policies, procedures, or requirements will supplement this Section 7, without additional consideration from the Company to you, except to the extent, if any, that they conflict with this agreement, in which event this agreement shall control and govern.

8.                                      Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you in connection with your employment hereunder which directly or indirectly relate to the Company’s business, whether alone or in conjunction with others (collectively, and without limitation, the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law.  In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you in connection with your employment.  You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution.  You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 8. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a limited power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company.  The rights granted to the Company in this Section 8 shall continue in effect after the termination or expiration of your employment Term to the extent necessary for the Company’s full enjoyment of such rights.

9.                                      Section 409A.

(a)                                 It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, each of us shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(b)                                 If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(c)                                  Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d)                                 For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred.  The amount of any Taxable Reimbursements during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

10.                               Restrictive Covenants.

(a)                                 During the Term and for a period of one (1) year after termination of your employment hereunder for Cause, you shall not, directly or indirectly, solicit, induce or cause any individual or entity with whom the Company had a business relationship to reduce or terminate such Person’s business relationship with the Company or any of its affiliates or its successors or assigns; and you shall not, directly or indirectly, approach any such individual or entity for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any individual or entity.

(b)                                 During the Term and for a period of one (1) year after termination of your employment hereunder you shall not, directly or indirectly (i) hire or offer employment to or seek to hire any employee of the Company or any successor or affiliate thereof, unless the Company first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other individual or entity to induce, solicit, persuade or encourage, any such employee or any other such employee of the Company or any successor or affiliate thereof, to leave the employ of his or her employer, or (iii) engage, directly or indirectly, through a sole proprietorship, or as an employee officer, consultant, director, manager, managing member, stockholder, limited partner, general partner, trustee or member of any corporation, general partnership, limited partnership, trust, limited liability company or any other entity in a Restricted Activity (as defined below).  Nothing in this Section 10 shall prohibit you from continuing to fulfill your obligations as an officer, director or partner or companies or entities identified in Section 2 or from engaging in the activities listed on Schedule A to this Agreement.

(c)                                  For purposes of this Section 10, the term “Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with (i) any aspect of the business in which the Company is engaged (1) as operated prior to the date of this Agreement or (2) as contemplated by the Company to be operated in the future as of the date of this Agreement, in each case, anywhere in the world where the Company’s business may be conducted from time to time, or (ii) any business in which the Company and/or any of its affiliates are engaged or likely to engage as of the date hereof or as of the date of termination of your employment hereunder.

(d)                                 You agree during and after your employment with the Company to not make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written or otherwise, or to take any other action which disparages or criticizes the Company, including any of its past, present or future directors and officers, employees, businesses, business practices, products or services, or which disrupts or impairs or could disrupt or impair the Company, including its businesses.

11.                               Background Information.  As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by the Company or by a third party, in all cases commensurate with background checks conducted for similarly situated employees of the Company.  These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment.  Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired.  Your rights relating to this background check are more fully set forth on the attached release.

12.                               Representations.  You represent, warrant and covenant to the Company that you are free to execute this Agreement and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound.  Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company or any of its affiliates violate and/or breach, subject to any applicable cure periods, any obligation or contractual/common law commitment that you may have to a third party or prior employer.

13.                               Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein.  You

acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this Agreement.  This Agreement supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates.  No employee or representative of the Company, other than in a writing signed by a duly authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this Agreement.

14.                               Indemnification. The Company shall indemnify you against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that you: (a) are or were a director, officer, employee, or agent of the Company or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, are or were serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, you shall be entitled in connection with your employment and in connection with your services as an officer and director of the Company to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Company, as the same in the future may be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to you), to the fullest extent permitted by applicable law. The Company shall advance to you all costs of investigation or defense incurred by you in connection with any pending or threatened claim for which you may be entitled to indemnification hereunder, provided that you shall agree to return to the Company any such reimbursed amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that you are not entitled to indemnification by the Company for losses incurred in connection with such claim. The indemnification obligations of the Company shall survive from the effective date of this agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against you for which you are or may be entitled to indemnification (the “Survival Period “), and shall survive after the Survival Period with respect to any indemnification claim as to which the Company has received notice on or prior to the end of the Survival Period. During the Term of this Agreement and during the Survival Period, the Company will maintain for your benefit, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier. Anything in this agreement to the contrary notwithstanding, this Section 14 shall survive the termination of this agreement for any reason, and no release which may be entered into in connection with the termination of your employment will be deemed to release the Company from its obligations under this Section 14.

15.                               Miscellaneous.

(a)                                 This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening used for similarly situated employees of the Company, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company

(b)                                 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.  This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement.

(c)                                  You acknowledge that you have consulted counsel of your choosing with regard to the provisions of this Agreement.  You and the Company acknowledge that each has participated fully and equally in the negotiation and drafting of this Agreement and both have assumed the risk of any misrepresentation or mistaken understanding or belief relied upon by entering into this Agreement.

(d)                                 This Agreement and the Company’s rights and obligations hereunder are assignable and delegable, in whole or in part, by the Company to any affiliate of the Company upon written notice to you, whereupon such affiliate shall succeed to the rights and assume the obligations of the Company hereunder to the full extent of such assignment and/or delegation; provided, however, that no assignment shall relieve the Company of any of its obligations hereunder.

(e)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  Notwithstanding the foregoing, any action or proceeding initiated by the Company seeking any form of injunctive relief for a breach by you of any of Sections 7, 8 or 10 of this Agreement, including, without limitation, specific performance, shall be brought against you in the courts of the State of New York or, if the Company has or can acquire jurisdiction, in the United States District Court for the Southern District of New York (collectively, the “Courts”), and each party consents to the jurisdiction of the Courts in any such action or proceeding, and each party waives any objection to venue laid therein.

(f)                                   Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

SFX Entertainment Inc.

430 Park Avenue, 6th Floor

New York, New York 10022

Facsimile: (646)349-5988

Attention: Board of Directors

If to you:

Facsimile:

Copies of all communications given hereunder to the Employer shall also be delivered or sent, in like fashion, to: Mitchell J. Nelson, Esq., 430 Park Avenue, 6th Floor, New York, New York 10022; telephone: (646) 561-6386; facsimile: (646) 561-6700.

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt of electronic confirmation of delivery, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section).

Signatures on following page

We look forward to you joining the Company.  If the terms of this Agreement are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this Agreement below.

Sincerely,

SFX Entertainment Inc.

		By:	/s/ Shelley Finkel
		Name:	Shelley Finkel
		Title:	President

Acknowledged and Agreed to:

/s/ Robert F.X. Sillerman

Name:	Robert F.X. Sillerman

Date:	1/1/2013

SCHEDULE A

Permitted Investments and Activities

Service as an officer and/or director of Circle Entertainment Inc. and investment activities therein.

Service as an officer and/or director of Viggle Inc. and investment activities therein.

Any and all theatrical or feature film production work or projects with Mel Brooks.

Partnership interests in certain minor league and major league baseball, basketball, hockey and football teams and arenas (built or to be built).

Passive investments through private equity funds and other investments pursuant to which the principal beneficially owns less than 5% of the outstanding shares of a company and has no voting control.

Service as a principal of MJX Asset Management, LLC.

Service as a principal of Flag Leisure Group, LLC and/or Flag Luxury Properties, LLC.

Service as an officer and director of Atlas Real Estate Funds, Inc.

Investment activities currently underway through MJX Real Estate Ventures, LLC or affiliates.

Participation in Temenos Anguilla and Pelican ventures in Anguilla, British West Indies.

Participation in various real estate investments in conjunction with Paul Kanavos.

SCHEDULE B

FORM OF RELEASE